Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

April 14, 2026

Contact: Anna Kleiner

214-596-8735

annakleiner@concentra.com

Concentra Chief Medical Officer Dr. Anderson to Retire After 33 Years

ADDISON, TEXAS — April 14, 2026 — Concentra Group Holdings Parent, Inc. (“Concentra,” the “Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services by number of locations, today announced that Dr. John Anderson, executive vice president and Chief Medical Officer (CMO), will retire from Concentra at the end of the year. Dr. Anderson plans to advise the company as part of a consulting arrangement following his planned departure. The company has initiated a formal search for Anderson’s successor.

“Dr. Anderson has been an invaluable member of the Concentra leadership team for many years and played a central role in establishing our data-driven, outcome-focused approach to delivering occupational health services that has benefited countless patients and employers,” said Keith Newton, Chief Executive Officer of Concentra. “On behalf of our board and colleagues, we thank Dr. Anderson for his leadership and lasting impact and wish him the very best in his retirement.”

Dr. Anderson joined Concentra in 1993 and has served as Chief Medical Officer since 2014. He is a Fellow of the American College of Occupational and Environmental Medicine and is board-certified in both occupational medicine and healthcare quality management. Anderson is a member of the American Osteopathic College of Occupational and Preventive Medicine, the American College of Occupational and Environmental Medicine, and the American Board of Quality Assurance and Utilization Review Physicians, as well as the American Osteopathic Association and the Michigan Occupational and Environmental Medical Association.

“As I step into retirement after thirty-three remarkable years at the company, I’m filled with deep gratitude for the privilege of serving alongside such devoted clinicians and colleagues. Together, we cared for countless patients, advanced occupational medicine, and upheld a mission that always put people first,” said Anderson. “I’m proud of what we’ve accomplished and confident Concentra’s commitment to compassionate, high-quality care will continue to thrive long into the future.”

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About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 13,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 53,000 patients each business day on average across 47 states and the District of Columbia at our 628 occupational health centers, 411 onsite health clinics at employer worksites, and Concentra Telemed as of December 31, 2025.